Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Real Goods Solar, Inc.

Denver, Colorado

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2019, relating to the consolidated financial statements of Real Goods Solar, Inc. (the “Company’) as of and for the year ended December 31, 2018, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Dallas, Texas
April 15, 2019